Execution Copy – Exhibit 4.8

PURCHASE, SALE AND CONTRIBUTION AGREEMENT
DATED DECEMBER 5, 2013
AMONG
GOLAR LNG LIMITED,
GOLAR LNG PARTNERS LP,
AND
GOLAR PARTNERS OPERATING LLC

TABLE OF CONTENTS
ARTICLE I

DEFINITIONS    1

Section 1.01	Definitions 1
ARTICLE II

PURCHASE AND SALE OF THE SHARES; CLOSING; CONTRIBUTION OF THE SHARES    5

Section 2.01	Purchase and Sale of the Shares 5

Section 2.02	Closing 5

Section 2.03	Place of Closing 5

Section 2.04	Purchase Price Adjustments 5

Section 2.05	Contribution of the Shares after the Closing 5

Section 2.06	Satisfaction of Certain Intercompany Receivables 5
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER    5

Section 3.01	Organization; Good Standing and Authority 6

Section 3.02	Authorization, Execution and Delivery of this Agreement 6

Section 3.03	No Conflicts 6

Section 3.04	No Consents 6
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER    6

Section 4.01	Organization; Good Standing and Authority 6

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Section 4.02	Authority and Authorization; Execution and Delivery of this Agreement 7

Section 4.03	No Conflicts 7

Section 4.04	No Consents 7

Section 4.05	Legal and Beneficial Title to Shares; No Encumbrances 7
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF
SELLER REGARDING IGLOO CORP    7

Section 5.01	Organization; Good Standing and Authority 7

Section 5.02	Capitalization; No Options 8

Section 5.03	Organizational Documents 8

Section 5.04	Charter, Loan, Shipbuilding Contract and Swap Documents; Validity of the Charter, Loan, Shipbuilding Contract and Swap Documents 8

Section 5.05	No Conflicts 8

Section 5.06	Title to Vessel; Encumbrances 9

Section 5.07	Litigation 9

Section 5.08	Indebtedness to and from Officers, etc 9

Section 5.09	Personnel 9

Section 5.10	Contracts and Agreements 9

Section 5.11	Compliance with Law 10

Section 5.12	No Undisclosed Liabilities 10

Section 5.13	Disclosure of Information 10

Section 5.14	Insurance 10

Section 5.15	U.S Tax Classification 10

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ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF
SELLER REGARDING THE VESSEL    10

Section 6.01	Flag 10

Section 6.02	Classification 11

Section 6.03	Maintenance 11

Section 6.04	Liens 11

Section 6.05	Safety 11

Section 6.06	No Blacklisting or Boycotts 11

Section 6.07	No Options 11

Section 6.08	Vessel Performance 11
ARTICLE VII

PRE-CLOSING MATTERS    11

Section 7.01	Covenants of Seller Prior to the Closing 11

Section 7.02	Covenant of Buyer Prior to the Closing 12
ARTICLE VIII

CONDITIONS OF CLOSING    13

Section 8.01	Conditions of the Parties 13

Section 8.02	Conditions of Seller 13

Section 8.03	Conditions of Buyer 13
ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER    14

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Section 9.01	Termination of Agreement 14

Section 9.02	Amendments and Waivers 14
ARTICLE X

INDEMNIFICATION    15

Section 10.01	Indemnity by Seller 15

Section 10.02	Indemnity by Buyer 15
ARTICLE XI

MISCELLANEOUS    15

Section 11.01	Further Assurances 15

Section 11.02	Powers of Attorney 16

Section 11.03	Headings; References; Interpretation 17

Section 11.04	Successors and Assigns 17

Section 11.05	No Third Party Rights 17

Section 11.06	Counterparts 17

Section 11.07	Governing Law 17

Section 11.08	Severability 18

Section 11.09	Integration 18

Section 11.10	No Broker’s Fees 18

Section 11.11	Notices 18

Section 11.12	Survival of Representations and Warranties 18

SCHEDULE A    INSURANCE

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PURCHASE, SALE AND CONTRIBUTION AGREEMENT (the “Agreement”), dated as of December 5, 2013, by and among GOLAR LNG LIMITED, a Bermuda exempted company (“Seller”), GOLAR LNG PARTNERS LP, a Marshall Islands limited partnership (“Buyer”), and GOLAR PARTNERS OPERATING LLC, a Marshall Islands limited liability company (“OLLC”), each a “Party” and collectively, the “Parties.”
RECITALS
WHEREAS, Buyer wishes to purchase from Seller, and Seller wishes to sell to Buyer, all of the outstanding shares of capital stock (the “Shares”) of Golar Hull M2031 Corp., a Republic of the Marshall Islands corporation (“Igloo Corp”);
WHEREAS, Seller is the record owner of the Shares;
WHEREAS, Buyer wishes to contribute the Shares to the OLLC as a capital contribution;
WHEREAS, at the time of the Closing (as defined herein), Igloo Corp will be the owner of the Golar Igloo, a floating storage and regasification unit (the “Vessel”); and
WHEREAS, the Vessel is subject to an LNG Storage and Regasification Services Contract (the “Charter”) with Kuwait National Petroleum Company (the “Charterer”).
NOW, THEREFORE, the Parties hereto agree as follows:
Article I

DEFINITIONS
Section 1.01    Definitions
. In this Agreement, unless the context requires otherwise or unless otherwise specifically provided herein, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:
“1934 Act Filings” means the filings Seller has made with the Securities and Exchange Commission under the Securities Exchange Act of 1934.
“Agreement” means this Agreement, including its recitals, schedules and exhibits, as amended and supplemented.
“Applicable Law” in respect of any Person, property, transaction or event, means all laws, statutes, ordinances, regulations, municipal by-laws, treaties, judgments and decrees applicable to that Person, property, transaction or event and, whether or not having the force of law, all applicable official directives, rules, consents, approvals, authorizations, guidelines, orders, codes of practice and policies of any Governmental Authority having or purporting to have authority over that Person, property, transaction or event and all general principles of common law and equity.

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“Business Day” means any day other than a Saturday, Sunday or any statutory holiday on which banks in London or New York are required to close.
“Buyer” has the meaning given to it in the Preamble to this Agreement.
“Buyer Attorney-in-Fact” has the meaning given to it in Section 11.02(a).
“Buyer Indemnitees” has the meaning given to it in Section 10.01.
“Charter” has the meaning given to it in the recitals.
“Charterer” has the meaning given to it in the recitals.
“Closing” has the meaning given to it in Section 2.02.
“Closing Date” means the day on which the Closing takes place.
“Contracts” has the meaning given to it in Section 5.04.
“Covered Environmental Losses” means all Losses suffered or incurred by Buyer Indemnitees by reason of, arising out of or resulting from:
(i) any violation or correction of violation of Environmental Laws; or
(ii) any event or condition relating to environmental or human health and safety matters, in each case, associated with the ownership or operation by Buyer of the Vessel (including, without limitation, the presence of Hazardous Substances on, under, about or migrating to or from the Vessel or the disposal or release of, or exposure to, Hazardous Substances generated by or otherwise related to operation of the Vessel), including, without limitation, the reasonable and documented cost and expense of (a) any investigation, assessment, evaluation, monitoring, containment, cleanup, repair, restoration, remediation or other corrective action required or necessary under Environmental Laws, (b) the preparation and implementation of any closure, remedial, corrective action or other plans required or necessary under Environmental Laws and (c) any environmental or toxic tort (including, without limitation, personal injury or property damage claims) pre-trial, trial or appellate legal or litigation support work;
but only to the extent that such violation complained of under clause (i), or such events or conditions included in clause (ii), occurred before the Closing Date; and, provided that, in no event shall Losses to the extent arising from a change in any Environmental Law after the Closing Date be deemed “Covered Environmental Losses.”
“Encumbrance” means any mortgage, maritime or other lien, charge, assignment, adverse claim, hypothecation, restriction, option, covenant, voting trust arrangement, adverse claim, condition, encumbrance or right, whether fixed or floating, on, or any security interest in, any property whether real, personal or mixed, tangible or intangible, any pledge or hypothecation of any property, any deposit arrangement, priority, conditional sale agreement, other title retention agreement or equipment trust, capital lease or other security arrangements of any kind.

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“Environmental Laws” means all international, federal, state, foreign and local laws, statutes, rules, regulations, treaties, conventions, orders, judgments and ordinances having the force and effect of law and relating to protection of natural resources, health and safety and the environment, each in effect and as amended through the Closing Date.
“Golar LNG Partners Credit Facility” means the US $285,000,000 credit facility dated September 29, 2008, as amended, between (1) Buyer, as borrower, (2) Nordea Bank Norge ASA, DNB Bank ASA, Citigroup Global Markets Limited, BNP Paribas and Lloyds TSB Bank PLC, as lead arrangers, (3) Nordea Bank Finland PLC, DNB Bank ASA, Citibank N.A., BNP Paribas and Lloyds TSB Bank PLC, as swap banks, (4) Nordea Bank Norge ASA, as facility agent and security agent, and (5) Citigroup Global Markets Limited as book runner.
“Governmental Authority” means any domestic or foreign government, including federal, provincial, state, municipal, county or regional government or governmental or regulatory authority, domestic or foreign, and includes any department, commission, bureau, board, administrative agency or regulatory body of any of the foregoing and any multinational or supranational organization.
“Hazardous Substances” means (a) each substance defined, designated or classified as a hazardous waste, hazardous substance, hazardous material, solid waste, contaminant or toxic substance under Environmental Laws; (b) petroleum and petroleum products, including crude oil and any fractions thereof; (c) natural gas, synthetic gas and any mixtures thereof; (d) any radioactive material; and (e) any asbestos-containing materials in a friable condition.
“Igloo Corp” has the meaning given to it in the recitals.
“Igloo Credit Facility” means the tranche under the US $1.125 billion credit facility pursuant to the Facilities Agreement dated July 25, 2013, by and among Igloo Corp and the other borrowers named therein, as borrowers, and certain banks and financial institutions party thereto, as lenders, that relates to the Vessel.
“Insolvency Event” means, with respect to any Person, that any of the following actions has occurred in relation to it:
(a)an order has been made or an effective resolution passed or other proceedings or actions taken (including, without limitation, the presentation of a petition) with a view to its administration, bankruptcy, winding-up, liquidation or dissolution; or
(b)    it has had a receiver, administrative receiver, manager or administrator appointed over all or any substantial part of its undertaking or assets; or
(c)    any event has occurred or situation arisen in any jurisdiction that has a substantially similar effect to any of the foregoing.
“Losses” means, with respect to any matter, all losses, claims, damages, liabilities, deficiencies, costs, expenses (including all costs of investigation, legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) or diminution of value,

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whether or not involving a claim from a third party, however specifically excluding consequential, special and indirect losses, loss of profit and loss of opportunity.
“Manager” means Golar Wilhelmsen Management AS.
“Material Agreements” has the meaning given to it in Section 5.10.
“OLLC” has the meaning given to it in the Preamble to this Agreement.
“OLLC Attorney-in-Fact” has the meaning given to it in Section 11.02(b).
“Organizational Documents” has the meaning given to it in Section 5.02.
“Party” or “Parties” has the meaning given to it in the Preamble to this Agreement.
“Person” means an individual, legal personal representative, corporation, body corporate, firm, limited liability company, partnership, trust, trustee, syndicate, joint venture, unincorporated organization or Governmental Authority.
“Purchase Price” has the meaning given to it in Section 2.01.
“Purchase Price Adjustments” has the meaning given to it in Section 2.04(a).
“Seller” has the meaning given to it in the Preamble to this Agreement.
“Seller Attorney-in-Fact” has the meaning given to it in Section 11.02(c).
“Seller Indemnitees” has the meaning given to it in Section 10.02.
“Shares” has the meaning given to it in the recitals.
“Shipbuilding Contract” means the agreement pursuant to which the Vessel is being constructed for Igloo Corp by Samsung Heavy Industries Co. Ltd.
“Swap” means that certain swap arrangement, entered into to fix the quarterly variable interest rate payable on a portion of the debt under the Igloo Credit Facility, the rights and benefits of which will be transferred to Igloo Corp at or prior to the Closing.
“Taxes” means all income, franchise, business, property, sales, use, goods and services or value added, withholding, excise, alternate minimum capital, transfer, excise, customs, anti-dumping, countervail, net worth, stamp, registration, payroll, employment, health, education, business, school, property, local improvement, development and occupation taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, dues and charges and other taxes required to be reported upon or paid to any Governmental Authority and all interest and penalties thereon.
“Time of Closing” has the meaning given to it in Section 2.02.
“Vessel” has the meaning given to it in the recitals.

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ARTICLE II

PURCHASE AND SALE OF THE SHARES; CLOSING; CONTRIBUTION OF THE SHARES
Section 2.01    Purchase and Sale of the Shares
. Seller agrees to sell and transfer to Buyer, and Buyer agrees to purchase from Seller, for $310.0 million, less outstanding debt obligations under the Igloo Credit Facility as of the Closing Date (the “Purchase Price”) (which is estimated will be approximately $161.6 million) and in accordance with and subject to the terms and conditions set forth in this Agreement, the Shares.
Section 2.02    Closing
. On the terms and subject to the conditions of this Agreement, the sale and transfer of the Shares and payment of the Purchase Price shall take place on March 31, 2014 or on such other date as may be agreed upon by Seller and Buyer (the “Time of Closing”). The sale and transfer of the Shares is hereinafter referred to as the “Closing.”
Section 2.03    Place of Closing
. The Closing shall occur at a place agreed upon by Seller and Buyer.
Section 2.04    Purchase Price Adjustments
.
(a)    Within 30 days following the Closing Date, (i) Buyer and Seller shall agree upon certain post-Closing adjustments to the Purchase Price to reflect (x) each Party’s pro rata portion of amounts in respect of charter hire and vessel operating expenses and interest expense with respect to the Igloo Credit Facility and the Swap for the period from the Closing Date through the date of the next receipt or payment of the foregoing, and (y) the final mark to market value of the Swap on the Closing Date, and (ii) Buyer shall pay to Seller an amount in cash equal to all of the cash in the accounts of Igloo Corp in excess of $1.0 million in the aggregate (the “Purchase Price Adjustments”).
(b)    Within 45 days following the Closing Date, Seller or Buyer, as applicable, shall pay to the other Party an amount, in cash, equal to the aggregate of all Purchase Price Adjustments pursuant to Section 2.04(b).
Section 2.05    Contribution of the Shares after the Closing
. Immediately after legal title in the Shares has been properly transferred to Buyer in accordance with Applicable Law, Buyer shall contribute the Shares to OLLC, and OLLC shall accept the Shares as a contribution to OLLC’s capital.
Section 2.06    Satisfaction of Certain Intercompany Receivables

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. Seller hereby acknowledges that, upon receipt of the Purchase Price all amounts payable to it by Igloo Corp will be extinguished.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER
The Buyer represents and warrants to Seller that as of the date hereof and on the Closing Date:
Section 3.01    Organization; Good Standing and Authority
. The Buyer has been duly formed and is validly existing in good standing under the laws of the Republic of the Marshall Islands and has all requisite limited partnership power and authority to operate its assets and conduct its business as it is now being conducted. No Insolvency Event has occurred with respect to Buyer and no events or circumstances have arisen that entitle or could entitle any person to take any action, appoint any person, commence proceedings or obtain any order instigating an Insolvency Event.
Section 3.02    Authorization, Execution and Delivery of this Agreement
. The Buyer has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and all documents, instruments and agreements required to be executed and delivered by Buyer pursuant to this Agreement in connection with the completion of the transactions contemplated by this Agreement, have been duly authorized by all necessary action on its part, and this Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws of general application affecting the enforceability of remedies and rights of creditors and except that equitable remedies such as specific performance and injunction are in the discretion of a court.
Section 3.03    No Conflicts
. The execution, delivery and performance by Buyer of this Agreement will not conflict with or result in any violation of or constitute a breach of any of the terms or provisions of, or result in the acceleration of any obligation under, or constitute a default under any provision of: (i) Buyer’s certificate of limited partnership or limited partnership agreement; (ii) any Encumbrance, bond, indenture, agreement, contract, franchise license, permit or other instrument or obligation to which Buyer is a party or is subject or by which any of its assets or properties may be bound; or (iii) any Applicable Laws.
Section 3.04    No Consents
. Except as have already been obtained or that will be obtained prior to the Time of Closing, no consent, permit, approval or authorization of, notice or declaration to or filing with any Governmental Authority or any other Person, including those related to any environmental laws or

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regulations, is required in connection with the execution and delivery by Buyer of this Agreement or the consummation by Buyer of the transactions contemplated hereunder.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER
Seller represents and warrants to Buyer and OLLC that as of the date hereof and on the Closing Date:
Section 4.01    Organization; Good Standing and Authority
. Seller has been duly incorporated and is validly existing and in good standing under the laws of Bermuda and has all requisite corporate capacity to operate its assets and conduct its business as described in the 1934 Act Filings. No Insolvency Event has occurred with respect to Seller and no events or circumstances have arisen that entitle or could entitle any person to take any action, appoint any person, commence proceedings or obtain any order instigating an Insolvency Event.
Section 4.02    Authority and Authorization; Execution and Delivery of this Agreement
. The Seller has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and all documents, instruments and agreements required to be executed and delivered by Seller pursuant to this Agreement in connection with the completion of the transactions contemplated by this Agreement, have been duly authorized by all necessary action on its part, and this Agreement has been duly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws of general application affecting the enforceability of remedies and rights of creditors and except that equitable remedies such as specific performance and injunction are in the discretion of a court.
Section 4.03    No Conflicts
. The execution, delivery and performance by Seller of this Agreement will not conflict with or result in any violation of or constitute a breach of any of the terms or provisions of, or result in the acceleration of any obligation under, or constitute a default under any provision of: (i) Seller’s articles of incorporation or by-laws or other organizational documents; (ii) any Encumbrance, bond, indenture, agreement, contract, franchise license, permit or other instrument or obligation to which Seller is a party or is subject or by which any of its assets or properties may be bound; or (iii) any Applicable Laws.
Section 4.04    No Consents
. Except as have already been obtained or that will be obtained prior to the Time of Closing, no consent, permit, approval or authorization of, notice or declaration to or filing with any Governmental Authority or any other Person, including those related to any environmental laws or regulations, is required in connection with the execution and delivery by Seller of this Agreement or the consummation by Seller of the transactions contemplated hereunder.

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Section 4.05    Legal and Beneficial Title to Shares; No Encumbrances
. As of the date hereof, Seller is the record owner of the Shares and has legal and beneficial title to the Shares, free and clear of any and all Encumbrances, other than in connection with the Igloo Credit Facility, and, upon conveyance on the Closing Date of the certificate representing the Shares endorsed by Seller in favor of Buyer, Buyer will receive legal and beneficial title to the Shares, free and clear of any and all Encumbrances, other than in connection with the Igloo Credit Facility.
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF
SELLER REGARDING IGLOO CORP
The Seller represents and warrants to Buyer and the OLLC that as of the date hereof and on the Closing Date:
Section 5.01    Organization; Good Standing and Authority
. Igloo Corp has been incorporated and is validly existing in good standing under the laws of the Republic of the Marshall Islands and has all requisite corporate power and authority to own and operate its assets and conduct its business. No Insolvency Event has occurred with respect to Igloo Corp and no events or circumstances have arisen that entitle or could entitle any person to take any action, appoint any person, commence proceedings or obtain any order instigating an Insolvency Event. Igloo Corp is qualified to do business, is in good standing and has all required and appropriate licenses and authorizations in each jurisdiction in which its failure to obtain or maintain such qualification, good standing, licensing or authorization would have a material adverse effect on the condition (financial or otherwise), assets, properties, business or prospects of Igloo Corp.
Section 5.02    Capitalization; No Options
. The Shares have been duly authorized and validly issued in accordance with the articles of incorporation and by-laws or other organizational documents of Igloo Corp (the “Organizational Documents”) and are fully paid and non-assessable and constitute the total authorized, issued and outstanding capital stock of Igloo Corp. There are not outstanding (i) any options, warrants or other rights to purchase any capital stock of Igloo Corp, (ii) any securities convertible into or exchangeable for shares of such capital stock or (iii) any other commitments of any kind for the issuance of additional shares of capital stock or options, warrants or other securities of Igloo Corp.
Section 5.03    Organizational Documents
. The Seller has supplied to Buyer true and correct copies of the Organizational Documents, as amended to the Closing Date, and no amendments will be made to the Organizational Documents prior to the Closing Date without the prior written consent of Buyer (such consent not to be unreasonably withheld).
Section 5.04    Validity of Certain Agreements

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(a)    . Seller has supplied to Buyer true and correct copies of the Charter, the Igloo Credit Facility and the Shipbuilding Contract and any related documents, as amended through the Closing Date (the “Contracts”). Each of the Contracts is a valid and binding agreement of Igloo Corp enforceable against it in accordance with its terms and, to the knowledge of Seller, each of the Contracts is a valid and binding agreement of all other parties thereto enforceable against such parties in accordance with its terms, except as may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws of general application affecting the enforceability of remedies and rights of creditors and except that equitable remedies such as specific performance and injunction are in the discretion of a court.]
(b)    On the Closing Date, the Swap will be a valid and binding agreement of Igloo Corp enforceable against it in accordance with its terms and, to the knowledge of Seller, the Swap is a valid and binding agreement of any other parties thereto enforceable against such parties in accordance with its terms, except as may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws of general application affecting the enforceability of remedies and rights of creditors and except that equitable remedies such as specific performance and injunction are in the discretion of a court.
Section 5.05    No Conflicts
. The execution, delivery and performance of this Agreement will not conflict with or result in any violation of or constitute a breach of any of the terms or provisions of, or result in the acceleration of any obligation under, or constitute a default under any provision of: (i) the Organizational Documents; (ii) any Encumbrance, bond, indenture, agreement, contract, franchise license, permit or other instrument or obligation to which Igloo Corp is a party or is subject or by which any of its assets or properties may be bound; (iii) any Applicable Laws; or (iv) give any other party thereto a right to terminate any agreement or other instrument to which Igloo Corp is a party or by which it is bound.
Section 5.06    Title to Vessel; Encumbrances
. At the time of the Closing, Igloo Corp will have good and marketable title to the Vessel, free and clear of any and all Encumbrances, other than those arising under the Igloo Credit Facility and the Swap. As of the date hereof, there are no borrowings outstanding under the Igloo Credit Facility.
Section 5.07    Litigation
.
(a)    There is no action, suit or proceeding to which Igloo Corp is a party (either as a plaintiff or defendant) pending before any court or governmental agency, authority or body or arbitrator; there is no action, suit or proceeding threatened against Igloo Corp; and, to the best knowledge of Seller, there is no basis for any such action, suit or proceeding;

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(b)    Igloo Corp has not been permanently or temporarily enjoined by any order, judgment or decree of any court or any governmental agency, authority or body from engaging in or continuing any conduct or practice in connection with its business, assets or properties; and
(c)    There is not in existence any order, judgment or decree of any court or other tribunal or other agency enjoining or requiring Igloo Corp to take any action of any kind with respect to its business, assets or properties.
Section 5.08    Indebtedness to and from Officers, etc
. Igloo Corp will not be indebted, directly or indirectly, to any person who is an officer, director, stockholder or employee of Seller or any spouse, child, or other relative or any affiliate of any such person, nor shall any such officer, director, stockholder, employee, relative or affiliate be indebted to Igloo Corp.
Section 5.09    Personnel
. Igloo Corp has no employees other than the crew serving on board the Vessel, to the extent such crew members are not directly employed by the Manager.
Section 5.10    Contracts and Agreements
. All material contracts and agreements, written or oral, to which Igloo Corp is a party or by which any of its assets are bound, including the Contracts (the “Material Agreements”), have been disclosed to Buyer. Except for the Swap and as otherwise contemplated herein, no other contracts will be entered into by Igloo Corp prior to the Closing Date without the prior consent of Buyer (such consent not to be unreasonably withheld).
(a)    Each of the Material Agreements is a valid and binding agreement of Igloo Corp enforceable against it in accordance with its terms, and to the knowledge of Seller, each Material Agreement is a valid and binding agreement of all other parties thereto enforceable against such parties in accordance with their terms, except as may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws of general application affecting the enforceability of remedies and rights of creditors and except that equitable remedies such as specific performance and injunction are in the discretion of a court;
(b)    Igloo Corp has fulfilled all material obligations required pursuant to the Material Agreements to have been performed by it prior to the date hereof and has not waived any material rights thereunder; and
(c)    There has not occurred any material default on the part of Igloo Corp under any of the Material Agreements, or to the knowledge of Seller, on the part of any other party thereto, nor has any event occurred that with the giving of notice or the lapse of time, or both, would constitute any material default on the part of Igloo Corp under any of the Material Agreements nor, to the knowledge of Seller, has any event occurred that with the giving of notice or the lapse of time, or both, would constitute any material default on the part of any other party to any of the Material Agreements.

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Section 5.11    Compliance with Law
. The conduct of business by Igloo Corp or the Vessel on the date hereof does not violate any Applicable Laws (including, but not limited to, any of the foregoing relating to employment discrimination, environmental protection or conservation, and the provisions of all international conventions and the rules and regulations issued thereunder applicable to the Vessel), the enforcement of which would materially and adversely affect the business, assets, condition (financial or otherwise) or prospects of Igloo Corp, nor has Igloo Corp received any notice of any such violation.
Section 5.12    No Undisclosed Liabilities
. Neither Igloo Corp nor the Vessel has any Encumbrances, or other liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due (including, without limitation, any liability for Taxes and interest, penalties and other charges payable with respect to any such liability or obligation), except for such liabilities or obligations arising under the Contracts and other than the Encumbrances or other liabilities or obligations appearing in the ship registry of the Vessel.
Section 5.13    Disclosure of Information
. The Seller has disclosed to Buyer all material information on, and about, Igloo Corp and the Vessel and all such information is true, accurate and not misleading in any material respect. Nothing has been withheld from any materials provided by Seller to Buyer in connection with the transactions contemplated by this Agreement that would render such information untrue or misleading.
Section 5.14    Insurance
. The insurance policies relating to the Vessel are set forth on Schedule A hereto, each of which will be in full force and effect at the time of the Closing.
Section 5.15    U.S Tax Classification
. Igloo Corp is or prior to Closing will be classified for United States federal income tax purposes as an entity disregarded as separate from Seller pursuant to Treas. Reg. Sections 301.7701-2 and 301.7701-3. Neither Seller nor Igloo Corp will take any action to change the U.S. federal income tax classification of Igloo Corp.
ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF
SELLER REGARDING THE VESSEL
The Seller represents and warrants to Buyer and the OLLC that:
Section 6.01    Flag

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. At the time of the Closing, the Vessel will be properly registered in the name of Igloo Corp under and pursuant to the flag and law of the Republic of the Marshall Islands and all fees due and payable in connection with such registration will have been paid prior to the Closing.
Section 6.02    Classification
. At the time of the Closing, the Vessel will be entered with Det Norske Veritas and will have the highest classification rating. At the time of the Closing, the Vessel will be in class without any recommendations or notation as to class or other requirement of the relevant classification society, and if the Vessel is in a port, it will not be in such condition that it cannot be detached by any port state authority or the flag state authority for any deficiency.
Section 6.03    Maintenance
. Prior to the Closing, the Vessel will have been delivered, maintained in a proper and efficient manner in accordance with internationally accepted standards for good ship maintenance, will be in good operating order, condition and repair and be seaworthy and all repairs made to the Vessel and all known scheduled repairs due to be made and all known deficiencies will have been disclosed to Buyer.
Section 6.04    Liens
. At the time of the Closing, the Vessel will not (i) be under arrest or otherwise detained, (ii) other than in the ordinary course of business, be in the possession of any Person (other than her master and crew) or (iii) be subject to a possessory lien.
Section 6.05    Safety
. At the time of the Closing, the Vessel will be supplied with valid and up-to-date safety, safety construction, safety equipment, radio, loadline, health, tonnage, trading and other certificates or documents as may for the time being be prescribed by the law of the Republic of the Marshall Islands or of any other pertinent jurisdiction, or that would otherwise be deemed necessary by a shipowner acting in accordance with internationally accepted standards for good ship management and operations.
Section 6.06    No Blacklisting or Boycotts
. On the date hereof and on the Closing Date, no blacklisting or boycotting of any type have been applied or exists in respect of the Vessel.
Section 6.07    No Options
. There are no outstanding options or other rights to purchase the Vessel, and on the Closing Date, there will be no outstanding options or other rights to purchase the Vessel.
Section 6.08    Vessel Performance

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. At the time of the Closing, the Vessel will comply in all material respects with the technical and operational specifications set forth in the Charter and will be in every way fit to perform the floating storage and regasification unit services contemplated in the Charter.
ARTICLE VII

PRE-CLOSING MATTERS
Section 7.01    Covenants of Seller Prior to the Closing
. From the date of this Agreement to the Closing Date, Seller shall cause Igloo Corp to conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted. The Seller shall not permit Igloo Corp to enter into any contracts or other written or oral agreements prior to the Closing Date, other than such contracts and agreements as have been disclosed to Buyer prior to the date of this Agreement, without the prior consent of Buyer (such consent not to be unreasonably withheld). In addition, Seller shall not permit Igloo Corp to take any action that would result in any of the conditions to the purchase and sale of the Shares set forth in Article VIII not being satisfied. Furthermore, Seller hereby agrees and covenants that it:
(a)    shall cooperate with Buyer and use its reasonable best efforts to obtain, at or prior to the Closing Date, any consents required in respect of the transfer of the rights and benefits under the Material Agreements;
(b)    shall use its reasonable best efforts to take or cause to be taken promptly all actions and to do or cause to be done all things necessary, proper and advisable to consummate and make effective as promptly as practicable the transaction contemplated by this Agreement and to cooperate with Buyer in connection with the foregoing, including using all reasonable best efforts to obtain all necessary consents, approvals and authorizations from each Governmental Authority and each other Person that are required to consummate the transaction contemplated under this Agreement;
(c)    shall take or cause to be taken all necessary corporate action, steps and proceedings to approve or authorize validly and effectively the purchase and sale of the Shares and the execution and delivery of this Agreement and the other agreements and documents contemplated hereby;
(d)    shall not amend, alter or otherwise modify or permit any amendment, alteration or modification of any material provision of or terminate any Material Agreement prior to the Closing Date without the prior written consent of Buyer, such consent not to be unreasonably withheld or delayed;
(e)    shall not exercise or permit any exercise of any rights or options contained in any of the Material Agreements, without the prior written consent of Buyer, not to be unreasonably withheld or delayed;
(f)    shall observe and perform in a timely manner, all of its covenants and obligations under the Material Agreements, if any, and in the case of a default by another

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party thereto, it shall forthwith advise Buyer of such default and shall, if requested by Buyer, enforce all of its rights under the Material Agreements, as applicable, in respect of such default;
(g)    shall not cause or, to the extent reasonably within its control, permit any Encumbrances to attach to the Vessel other than in connection with the Igloo Credit Facility and the Swap;
(h)    shall permit representatives of Buyer to make, prior to the Closing Date, at Buyer’s risk and expense, such searches, surveys, tests and inspections of the Vessel as Buyer may deem desirable; provided, however, that such surveys, tests or inspections shall not damage the Vessel or interfere with the activities of Seller or the Charterer thereon and that Buyer shall furnish Seller with evidence that Buyer has adequate liability insurance in full force and effect; and
(i)    shall novate or assign the Swap to Igloo Corp or otherwise cause the rights and benefits under the Swap to be transferred to Igloo Corp.
Section 7.02    Covenant of Buyer Prior to the Closing
. The Buyer hereby agrees and covenants that during the period of time after the date of the Agreement and prior to the Closing Date, Buyer shall, in respect of the Shares to be transferred on the Closing Date, take, or cause to be taken, all necessary partnership action, steps and proceedings to approve or authorize validly and effectively the purchase and sale of the Shares and the execution and delivery of this Agreement and the other agreements and documents contemplated hereby.
ARTICLE VIII

CONDITIONS OF CLOSING
Section 8.01    Conditions of the Parties
. The obligation of Seller to sell the Shares and the obligation of Buyer to purchase the Shares is subject to the satisfaction (or waiver by each of Seller and Buyer) on or prior to the Closing Date of the following conditions:
(c)    The Seller shall have received any and all written consents, permits, approvals or authorizations of any Governmental Authority or any other Person (including, but not limited to, with respect to the Contracts and the Golar LNG Partners Credit Facility) and shall have made any and all notices or declarations to or filing with any Governmental Authority or any other Person, including those related to any environmental laws or regulations, required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereunder, including the transfer of the Shares; and
(d)    No legal or regulatory action or proceeding shall be pending or threatened by any Governmental Authority to enjoin, restrict or prohibit the purchase and sale of the Shares.
Section 8.02    Conditions of Seller

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. The obligation of Seller to sell the Shares is subject to the satisfaction (or waiver by Seller) on or prior to the Closing Date of the following conditions:
(a)    The representations and warranties of Buyer made in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects, on and as of such earlier date);
(b)    The Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Buyer by the Closing Date; and
(c)    All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incidental thereto shall be reasonably satisfactory in form and substance to Seller and its counsel, and Seller shall have received copies of all such documents and other evidence as it may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.
Section 8.03    Conditions of Buyer
. The obligation of Buyer to purchase and pay for the Shares is subject to the satisfaction (or waiver by Buyer) on or prior to the Closing Date of the following conditions:
(a)    The representations and warranties of Seller in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects, on and as of such earlier date);
(b)    The Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller by the Closing Date;
(c)    The results of the searches, surveys, tests and inspections of the Vessel referred to in Section 7.01(h) of this Agreement are reasonably satisfactory to Buyer;
(d)    The Buyer shall have obtained the funds necessary to consummate the purchase of the Shares, and to pay all related fees and expenses; and
(e)    All proceedings to be taken in connection with the transaction contemplated by this Agreement and all documents incidental thereto shall be reasonably satisfactory in form and substance to Buyer and its counsel, and Buyer shall have received copies of all such documents and other evidence as it or its counsel may reasonably request in order to establish the consummation of such transaction and the taking of all proceedings in connection therewith.

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ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER
Section 9.01    Termination of Agreement
. Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the purchase and sale of the Shares contemplated by this Agreement abandoned at any time prior to the Closing:
(d)    by mutual written consent of Seller and Buyer;
(e)    by Seller if any of the conditions set forth in Section 8.01 and Section 8.02 shall have become incapable of fulfillment, and shall not have been waived by Seller; or
(f)    by Buyer if any of the conditions set forth in Section 8.01 and Section 8.03 shall have become incapable of fulfillment, and shall not have been waived by Buyer;
provided, however, that the Party seeking termination pursuant to clause (b) or (c) is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.
Section 9.02    Amendments and Waivers
. This Agreement may not be amended except by an instrument in writing signed on behalf of each Party hereto. An instrument in writing by Buyer, on the one hand, or Seller, on the other hand, may waive compliance by the other with any term or provision of this Agreement that such other Party was or is obligated to comply with or perform.
ARTICLE X

INDEMNIFICATION
Section 10.01    Indemnity by Seller
. Following the Closing, Seller shall, jointly and severally, be liable for, and shall indemnify, defend and hold harmless Buyer, OLLC and each of their respective officers, directors, employees, agents and representatives (the “Buyer Indemnitees”) from and against:
(f)    any Losses, suffered or incurred by such Buyer Indemnitee by reason of, arising out of or otherwise in respect of any inaccuracy in, breach of any representation or warranty, or a failure to perform or observe fully any covenant, agreement or obligation of, Seller in or under this Agreement or in or under any document, instrument or agreement delivered pursuant to this Agreement by Seller;
(g)    any fees, expenses or other payments incurred or owed by Seller to any brokers, financial advisors or comparable other persons retained or employed by it in connection with the transaction contemplated by this Agreement;

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(h)    any Losses suffered or incurred by such Buyer Indemnitee in connection with any claim for the repayment of hire or damages in relation to the Vessel for periods prior to the Closing;
(i)    all federal, state, foreign and local income tax liabilities attributable to Igloo Corp or the Vessel prior to the Closing Date;
(j)    any Covered Environmental Losses, to the extent that Seller is notified by Buyer of any such Covered Environmental Losses within five (5) years after the Closing Date; or
(k)    any Losses, suffered or incurred by such Buyer Indemnitee as a result of any offhire time and repair costs commencing from the nominated Start Date due to delays in the Mobilisation of the FSRU (as such terms are defined in the Charter).
Section 10.02    Indemnity by Buyer
. Following the Closing, Buyer shall indemnify Seller and its affiliates and each of its officers, directors, employees, agents and representatives (the “Seller Indemnitees”) against and hold them harmless from, any Losses, suffered or incurred by such Seller Indemnitee by reason of, arising out of or otherwise in respect of any inaccuracy in, breach of any representation or warranty, or a failure to perform or observe fully any covenant, agreement or obligation of, Buyer in or under this Agreement or in or under any document, instrument or agreement delivered pursuant to this Agreement by Buyer.
ARTICLE XI

MISCELLANEOUS
Section 11.01    Further Assurances
. From time to time after the date of this Agreement, and without any further consideration, the Parties agree to execute, acknowledge and deliver all such additional deeds, assignments, bills of sale, conveyances, instruments, notices, releases, acquittances and other documents, and will do all such other acts and things, all in accordance with Applicable Law, as may be necessary or appropriate (a) more fully to assure that the applicable Parties own all of the properties, rights, titles, interests, estates, remedies, powers and privileges granted by this Agreement, or which are intended to be so granted, (b) more fully and effectively to vest in the applicable Parties and their respective successors and assigns beneficial and record title to the interests distributed, contributed and assigned by this Agreement or intended so to be and (c) to more fully and effectively carry out the purposes and intent of this Agreement.
Section 11.02    Powers of Attorney
.
(a)    The Buyer hereby constitutes and appoints each of Georgina Sousa, Brian Tienzo, Osman Ilyas, Graham Robjohns, Claire Burnard, Stuart Buchanan, Roger Swan and Siu-Yee Mac (the “Buyer Attorney-in-Fact”) as its true and lawful attorney-in-fact with full power of substitution for it and in its name, place and stead or otherwise on behalf of Buyer and its successors and assigns,

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and for the benefit of Buyer Attorney-in-Fact to demand and receive from time to time the Shares conveyed by this Agreement (or intended so to be) and to execute in the name of Buyer and its successors and assigns instruments of conveyance, instruments of further assurance and to give receipts and releases in respect of the same, and from time to time to institute and prosecute in the name of Buyer for the benefit of Buyer Attorney-in-Fact, any and all proceedings at law, in equity or otherwise which Buyer Attorney-in-Fact may deem proper in order to (a) collect, assert or enforce any claims, rights or titles of any kind in and to the Shares, (b) defend and compromise any and all actions, suits or proceedings in respect of any of the Shares, and (c) do any and all such acts and things in furtherance of this Agreement as Buyer Attorney-in-Fact shall deem advisable. The Buyer hereby declares that the appointment hereby made and the powers hereby granted are coupled with an interest and are and shall be irrevocable and perpetual and shall not be terminated by any act of Buyer or its successors or assigns or by operation of law.
(b)    OLLC hereby constitutes and appoints each of Georgina Sousa, Brian Tienzo, Osman Ilyas, Graham Robjohns, Claire Burnard, Stuart Buchanan, Roger Swan and Siu-Yee Mac (the “OLLC Attorney-in-Fact”) as its true and lawful attorney-in-fact with full power of substitution for it and in its name, place and stead or otherwise on behalf of OLLC and its successors and assigns, and for the benefit of the OLLC Attorney-in-Fact to demand and receive from time to time the Shares conveyed by this Agreement (or intended so to be) and to execute in the name of OLLC and its successors and assigns instruments of conveyance, instruments of further assurance and to give receipts and releases in respect of the same, and from time to time to institute and prosecute in the name of OLLC for the benefit of the OLLC Attorney-in-Fact, any and all proceedings at law, in equity or otherwise which the OLLC Attorney-in-Fact may deem proper in order to (a) collect, assert or enforce any claims, rights or titles of any kind in and to the Shares, (b) defend and compromise any and all actions, suits or proceedings in respect of any of the Shares, and (c) do any and all such acts and things in furtherance of this Agreement as the OLLC Attorney-in-Fact shall deem advisable. OLLC hereby declares that the appointment hereby made and the powers hereby granted are coupled with an interest and are and shall be irrevocable and perpetual and shall not be terminated by any act of the OLLC or its successors or assigns or by operation of law.
(c)    Seller hereby constitutes and appoints each of Georgina Sousa, Brian Tienzo, Osman Ilyas, Graham Robjohns, Claire Burnard, Stuart Buchanan, Roger Swan and Siu-Yee Mac (the “Seller Attorney-in-Fact”) as its true and lawful attorney in fact with full power of substitution for it and in its name, place and stead or otherwise on behalf of Seller and its successors and assigns, and for the benefit of Seller Attorney-in-Fact to demand and receive from time to time the Shares conveyed by this Agreement (or intended so to be) and to execute in the name of Seller and its successors and assigns instruments of conveyance, instruments of further assurance and to give receipts and releases in respect of the same, and from time to time to institute and prosecute in the name of Seller for the benefit of Seller Attorney-in-Fact, any and all proceedings at law, in equity or otherwise which Seller Attorney-in-Fact may deem proper in order to (a) collect, assert or enforce any claims, rights or titles of any kind in and to the Shares, (b) defend and compromise any and all actions, suits or proceedings in respect of any of the Shares, and (c) do any and all such acts and things in furtherance of this Agreement as Seller Attorney-in-Fact shall deem advisable. Seller hereby declares that the appointment hereby made and the powers hereby granted are coupled with an interest and are and shall be irrevocable and perpetual and shall not be terminated by any act of Seller or its successors or assigns or by operation of law.

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Section 11.03    Headings; References; Interpretation
. All Article and Section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references herein to Articles and Sections shall, unless the context requires a different construction, be deemed to be references to the Articles and Sections of this Agreement, respectively. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural and vice versa. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation,” “but not limited to,” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.
Section 11.04    Successors and Assigns
. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.
Section 11.05    No Third Party Rights
. The provisions of this Agreement are intended to bind the Parties as to each other and are not intended to and do not create rights in any other person or confer upon any other person any benefits, rights or remedies and no person is or is intended to be a third party beneficiary of any of the provisions of this Agreement.
Section 11.06    Counterparts
. This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement binding on the Parties hereto.
Section 11.07    Governing Law
. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, United States of America, applicable to contracts made and to be performed wholly within such jurisdiction, except to the extent that it is mandatory that the law of some other jurisdiction, wherein the Shares are located, shall apply.
Section 11.08    Severability
. If any of the provisions of this Agreement are held by any court of competent jurisdiction to contravene, or to be invalid under, the laws of any governmental body having jurisdiction over the subject matter hereof, such contravention or invalidity shall not invalidate the entire Agreement. Instead, this Agreement shall be construed as if it did not contain the particular provision or provisions held to be invalid, and an equitable adjustment shall be made and necessary provision

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added so as to give effect, as nearly as possible, to the intention of the Parties as expressed in this Agreement at the time of execution of this Agreement.
Section 11.09    Integration
. This Agreement, the Schedules hereto and the instruments referenced herein supersede all previous understandings or agreements among the Parties, whether oral or written, with respect to its subject matter hereof. This Agreement, the Schedule hereto and the instruments referenced herein contain the entire understanding of the Parties with respect to the subject matter hereof and thereof. No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form part of this Agreement unless it is contained in a written amendment hereto executed by the Parties hereto after the date of this Agreement.
Section 11.10    No Broker’s Fees
. No one is entitled to receive any finder's fee, brokerage, or other commission in connection with the purchase of the Shares or the consummation of the transactions contemplated by this Agreement.
Section 11.11    Notices
. All notices, requests or consents provided for or permitted to be given pursuant to this Agreement must be in writing and must be given by depositing the same in the mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by private-courier, prepaid, or by telecopier to such party. Notice given by personal delivery or mail shall be effective upon actual receipt. Couriered notices shall be deemed delivered on the date the courier represents that delivery will occur. Notice given by telecopier shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below such Party’s signature to this Agreement, or at such other address as such Party may stipulate to the other Party in the manner provided in this Section 11.11.
Section 11.12    Survival of Representations and Warranties
. The representations and warranties of Seller in this Agreement will survive the completion of the transactions contemplated hereby regardless of any independent investigations that Buyer may make or cause to be made, or knowledge it may have, prior to the date of this Agreement and will continue in full force and effect for a period of one year from the Closing Date. At the end of such period, such representations and warranties will terminate, and no claim may be brought by Buyer against Golar thereafter in respect of such representations and warranties, except for claims that have been asserted by Buyer prior to the Closing Date.

[SIGNATURE PAGES FOLLOW.]

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IN WITNESS HEREOF, each of the Parties hereto has caused this Agreement to be signed as of the date first above written.

GOLAR LNG LIMITED

By:	/s/ Brian Tienzo Name: Brian Tienzo Title: Attorney-in-Fact

Address for Notice:

Par-la-Ville Place,
14 Par-la-Ville Road
Hamilton, HM08
Bermuda

Phone	+44 207 063 7900

Fax:	+44 207 063 7901

Attention:	Brian Tienzo

GOLAR LNG PARTNERS LP

By:	/s/ Brian Tienzo Name: Brian Tienzo Title: Attorney-in-Fact

Address for Notice:

c/o Golar Management Limited
13th Floor
One America Square
17 Crosswall
London EC3N 2LB
England

Phone	+44 207 063 7900

Fax:	+44 207 063 7901

Attention:	Brian Tienzo

SIGNATURE PAGE TO
PURCHASE, SALE AND CONTRIBUTION AGREEMENT

GOLAR PARTNERS OPERATING LLC

By:	/s/ Brian Tienzo Name: Brian Tienzo Title: Attorney-in-Fact

Address for Notice:

c/o Golar Management Limited
13th Floor
One America Square
17 Crosswall
London EC3N 2LB
England

Phone	+44 207 063 7900

Fax:	+44 207 063 7901

Attention:	Brian Tienzo

SIGNATURE PAGE TO
PURCHASE, SALE AND CONTRIBUTION AGREEMENT

SCHEDULE A

INSURANCE

A-1
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A-2
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